Exhibit 8.1

List of Significant Subsidiaries

Name of Subsidiary	Country of Incorporation	Ownership Interest
China United Network Communications Corporation Limited	China	100%
Unicom Vsens Telecommunications Company Limited	China	100%
Unicom New Horizon Telecommunications Company Limited	China	100%
China Unicom (Hong Kong) Operations Limited	Hong Kong	100%
China Unicom (Americas) Operations Limited	United States	100%
China Unicom (Singapore) Operations Pte. Ltd.	Singapore	100%
China Unicom (Europe) Operations Limited	United Kingdom	100%
China Unicom (Japan) Operations Corporation	Japan	100%
China Unicom (MYA) Operations Company Limited	The Republic of the Union of Myanmar	100%
China Unicom (Australia) Operations Pty Limited	Australia	100%
China Unicom Global Limited	Hong Kong	100%
China Unicom (Russia) Operations Limited Liability Company	Russia	100%
China Unicom (Brazil) Telecommunications Company Limited	Brazil	100%
China Unicom Finance Company Limited	China	91%
China Unicom Big Data Company Limited	China	100%
China Unicom (Guangdong Branch) Internet Industry Limited	China	100%
China Unicom (Zhejiang) Industry Internet Company Limited	China	100%
China Unicom (ShanDong) Industrial Internet Company Limited	China	100%